EXHIBIT 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the use, in this Registration Statement on Form S-1, as amended, of our report dated February 19, 2020 related to the financial statements of Aditx Therapeutics, Inc. (the “Company”) as of December 31, 2019 and 2018, and for the years then ended, which includes an explanatory paragraph regarding the substantial doubt about the Company’s ability to continue as a going concern. We also consent to the reference to us in the “Experts” section of this Registration Statement.

/s/ dbbmckennon

Newport Beach, California

April 28, 2020